Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD REPORTS Q1 2024 RESULTS

ADJUSTED EBITDA UP 35%, OPERATING INCOME UP 87%

Newport Beach, CA – May 9, 2024 – American Vanguard Corporation (NYSE: AVD) today announced financial results for the first quarter ended March 31, 2024.

First Quarter 2024 Financial Highlights – versus First Quarter 2023:

•	Net sales of $135 million vs. $125 million

•	Adjusted EBITDA[1] of $15.5 million vs. $11.5 million

•	Operating Income of $6.1 million vs. $3.3 million

•	Net income of $1.6 million vs. $1.9 million

•	Earnings per diluted share of $0.06 vs. $0.07

Eric Wintemute, Chairman and CEO of American Vanguard, stated: “We attained improved operating leverage with a significant increase in adjusted EBITDA and operating income, during the first quarter as compared to last year. This is due in part to our cost control initiatives, on account of which our operating expenses reduced as a percent of net sales, even after including our transformation costs. We expect to gain greater efficiencies through our transformation program which we have begun in earnest and which we expect will generate an additional $15 million of adjusted EBITDA on an annualized basis by 2026.”

He continued, “Further, it is pleasing to note that we experienced growth in all three businesses, US Crop, US Non-crop and International. Within US Crop, we recorded strong sales of granular soil insecticides (in light of a stable farm economy), herbicides (in part due to seasonal demand and favorable weather conditions) and cotton and peanut products (driven by increased planted acres for those crops). The destocking initiatives from last year have begun to subside to a degree; however, the distribution channel is still exercising conservatism in their procurement approach.”

Mr. Wintemute continued, “Within US Non-crop, we experienced significantly higher sales, led by our mosquito adulticides (in anticipation of tropical storm activity), pest strips (with a resurgence in consumer and technical sales) and our OHP products for nursery and ornamental uses. Our International business recorded moderately higher sales, led by Mexico and APAC, despite continued overstocking of generic products in other regions. All in, we are encouraged by the resiliency of our markets during the quarter.”

[1]

Adjusted earnings before interest, taxes, depreciation, and amortization. Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measure so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The items excluded from adjusted EBITDA are detailed in the reconciliation attached to this news release. Other companies (including the Company’s competitors) may define adjusted EBITDA differently.

Mr. Wintemute concluded, “Market conditions remain stable with a strong farm economy and a more relaxed procurement approach within the distribution channel compared to last year. That said, in light of concerns raised by USEPA, we have voluntarily suspended sales of our herbicide Dacthal pending potential approval of a label that we believe should answer the agency’s concerns. In light of these factors, we are adjusting our annual targets to achieve an increase in net sales of between 6% and 9% year over year and are setting our adjusted EBITDA target to $60 - $70 million. We look forward to giving you a more detailed presentation during our upcoming earnings call.”

Conference Call

Eric Wintemute, Chairman & CEO, Bob Trogele, EVP & COO and David T. Johnson, VP & CFO, will conduct a conference call focusing on the financial results and strategic themes at 4:15 pm ET on Thursday, May 9, 2024. Interested parties may participate in the call by dialing 201-493-6744. Please call in 10 minutes before the scheduled start time and ask for the American Vanguard call. The conference call will also be webcast live via the News and Media section of the Company’s web site at www.american-vanguard.com. To listen to the live webcast, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. Over the past 20 years, through product and business acquisitions, the Company has expanded its operations into 21 countries and now has over 1,000 product registrations in 56 nations worldwide. Its strategy rests on three growth initiatives – i) Core Business (through innovation of conventional products), ii) Green Solutions (with over 120 biorational products – including fertilizers, microbials, nutritionals and non-conventional products) and iii) Precision Agriculture innovation (including SIMPAS prescriptive application and Ultimus measure/record/verify technologies). American Vanguard is included on the Russell 2000® and Russell 3000® Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact: American Vanguard Corporation Anthony Young, Director of Investor Relations (949) 260-1200 anthonyy@amvac-chemical.com	Investor Representative: The Equity Group Inc. www.theequitygroup.com Lena Cati Lcati@equityny.com

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

ASSETS	March 31, 2024	December 31, 2023
Current assets:
Cash	$13,709	$11,416
Receivables:
Trade, net of allowance for credit losses of $7,798 and $7,107, respectively	187,197	182,613
Other	7,395	8,356

Total receivables, net	194,592	190,969
Inventories	228,309	219,551
Prepaid expenses	7,446	6,261
Income taxes receivable	2,889	3,824

Total current assets	446,945	432,021
Property, plant and equipment, net	75,909	74,560
Operating lease right-of-use assets, net	23,084	22,417
Intangible assets, net of amortization	168,723	172,508
Goodwill	50,469	51,199
Deferred income tax assets	3,307	2,849
Other assets	13,188	11,994

Total assets	$781,625	$767,548

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$64,642	$68,833
Customer prepayments	28,520	65,560
Accrued program costs	74,343	68,076
Accrued expenses and other payables	15,927	16,354
Operating lease liabilities, current	6,358	6,081
Income taxes payable	5,633	5,591

Total current liabilities	195,423	230,495
Long-term debt, net	187,017	138,900
Operating lease liabilities, long term	17,407	17,113
Deferred income tax liabilities	7,157	7,892
Other liabilities	3,038	3,138

Total liabilities	410,042	397,538

Commitments and contingent liabilities
Stockholders’ equity:
Preferred stock, $0.10 par value per share; authorized 400,000 shares; none issued	—	—
Common stock, $0.10 par value per share; authorized 40,000,000 shares; issued 34,754,634 shares at March 31, 2024 and 34,676,787 shares at December 31, 2023	3,475	3,467
Additional paid-in capital	113,223	110,810
Accumulated other comprehensive loss	(7,527)	(5,963)
Retained earnings	333,613	332,897
Less treasury stock at cost, 5,915,182 shares at March 31, 2024 and December 31, 2023	(71,201)	(71,201)

Total stockholders’ equity	371,583	370,010

Total liabilities and stockholders’ equity	$781,625	$767,548

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the three months ended March 31
	2024	2023
Net sales	$135,143	$124,885
Cost of sales	(92,725)	(86,348)

Gross profit	42,418	38,537
Operating expenses
Selling, general and administrative	(30,621)	(26,402)
Research, product development and regulatory	(5,706)	(8,870)

Operating income	6,091	3,265
Change in fair value of an equity investment	638	(22)
Interest expense, net	(3,693)	(1,686)

Income before provision for income taxes	3,036	1,557
Income tax (expense) benefit	(1,484)	361

Net income	$1,552	$1,918

Earnings per common share—basic	$0.06	$0.07

Earnings per common share—assuming dilution	$0.06	$0.07

Weighted average shares outstanding—basic	27,844	28,367

Weighted average shares outstanding—assuming dilution	28,128	29,073

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

ANALYSIS OF SALES

(Unaudited)

	For the three months ended March 31,		Change	% Change
	2024	2023
Net sales:
U.S. crop	$67,257	$61,876	$5,381	9%
U.S. non-crop	17,768	13,899	3,869	28%

Total U.S.	85,025	75,775	9,250	12%
International	50,118	49,110	1,008	2%

Total net sales	$135,143	$124,885	$10,258	8%
Total cost of sales	$(92,725)	$(86,348)	$(6,377)	7%

Total gross profit	$42,418	$38,537	$3,881	10%

Total gross margin	31%	31%

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the three months ended March 31
	2024	2023
Cash flows from operating activities:
Net income	$1,552	$1,918
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization of property, plant and equipment and intangible assets	5,441	5,539
Amortization of other long-term assets	189	714
Provision for bad debts	700	581
Stock-based compensation	2,005	1,474
Change in deferred income taxes	(1,025)	122
Change in liabilities for uncertain tax positions or unrecognized tax benefits	35	371
Change in equity investment fair value	(638)	22
Other	(5)	72
Foreign currency transaction gains	(373)	(446)
Changes in assets and liabilities associated with operations:
Increase in net receivables	(5,579)	(8,779)
Increase in inventories	(9,353)	(33,731)
Increase (decrease) in prepaid expenses and other assets	(1,466)	600
Change in income tax receivable/payable, net	1,014	(2,965)
(Decrease) increase in accounts payable	(3,951)	5,655
Decrease in customer prepayments	(37,037)	(22,759)
Increase in accrued program costs	6,399	10,660
Decrease in other payables and accrued expenses	(332)	(500)

Net cash used in operating activities	(42,424)	(41,452)

Cash flows from investing activities:
Capital expenditures	(3,565)	(2,590)
Proceeds from disposal of property, plant and equipment	23	—
Acquisition of a product line	—	(703)
Intangible assets	(25)	(15)

Net cash used in investing activities	(3,567)	(3,308)

Cash flows from financing activities:
Payments under line of credit agreement	(35,346)	(27,300)
Borrowings under line of credit agreement	83,463	72,000
Net receipt from the issuance of common stock under ESPP	430	480
Net (payment) receipt from the exercise of stock options	—	18
Net payment from common stock purchased for tax withholding	(14)	(13)
Repurchase of common stock	—	(557)
Payment of cash dividends	(834)	(851)

Net cash provided by financing activities	47,699	43,777

Net increase (decrease) in cash	1,708	(983)
Effect of exchange rate changes on cash and cash equivalents	585	223
Cash at beginning of period	11,416	20,328

Cash at end of period	$13,709	$19,568

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO EBITDA

(In thousands)

(Unaudited)

Reconciliation of Net Income to EBITDA	March 31, 2024	March 31, 2023
Net income, as reported	$1,552	$1,918
Provision for income taxes	1,484	(361)
Interest expense, net	3,693	1,686
Proxy costs	—	541
Depreciation and amortization	5,630	6,253
Stock compensation	2,005	1,474
Transformation costs	1,152	—

Adjusted EBITDA[2]	$15,516	$11,511

[2]

Adjusted earnings before interest, taxes, depreciation, and amortization. Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measure so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The items excluded from adjusted EBITDA are detailed in the reconciliation attached to this news release. Other companies (including the Company’s competitors) may define adjusted EBITDA differently.